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Exhibit 7c

Generali USA Life Reassurance Company (Kansas City, Missouri)
Munich American Reassurance Company (Atlanta, Georgia)
SCOR Global Life Re Insurance Company of Texas (Plano, TX) (fka Revios Reinsurance US Inc. (L.A., California); fka Gerling Global Life Reinsurance Company (L.A., California))
Reinsurance Company of Hannover (Orlando, Florida)
RGA Reinsurance Company (Chesterfield, Missouri)
SCOR Global Life U.S. Re Insurance Company (Plano, TX)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Hartford, Connecticut)
Transamerica Occidental Life Insurance Company (Cedar Rapids, Iowa)

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  Exhibit 7c